Prospectus Supplement	Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated December 2, 2005)	Registration No. 333-127245

ADVANCED MEDICAL OPTICS, INC.

$150,000,000

1.375% Convertible Senior Subordinated Notes due 2025

and

Shares of Common Stock Issuable Upon Conversion of the Notes

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This prospectus supplement supplements the prospectus dated December 2, 2005, as supplemented by prospectus supplements dated December 9, 2005 and January 9, 2005, relating to the resale by certain of our securityholders of up to $150,000,000 aggregate principal amount at maturity of our 1.375% Convertible Senior Subordinated Notes due 2025 and the shares of our common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

The information appearing under the heading “Selling Securityholders” in the prospectus is hereby amended by the addition or substitution, as applicable, of the following:

Name of Selling Securityholder	Amount of Notes Offered Hereby	Percentage of Aggregate Principal Amount of Notes Outstanding	Number of Shares of Common Stock Owned (1) (2)	Number of Shares of Common Stock That May Be Sold(1)	Percentage of Common Stock Outstanding (3)
DBAG London (4)(5)	4,500,000	3.0%	94,538	94,538	**

Ellington Overseas Partners, LTD (6)	8,500,000	5.7%	178,571	178,571	**

**	Represents less than 1.0% of the common stock outstanding.

(1)

Assumes conversion of all of the holder’s notes at a conversion rate of 21.0084 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under “Description of the Notes — Conversion Rights — Make Whole Amount” and “Description of the Notes — Conversion Rights.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Includes shares of common stock issuable upon conversion of the notes in addition to any other shares of common stock identified to us by the selling securityholder as owned by it. See footnote (1).

(3)

Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act, using 68,074,888 common shares outstanding as of January 30, 2006. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all that holder’s notes, but we did not assume conversion of any other holder’s notes.

(4)

Patrick Corrigan, a director of Deutsche Bank Securities Inc., has dispositive power over the notes and voting and dispositive power over the shares of common stock underlying the notes held by this selling securityholder. Mr. Corrigan disclaims beneficial ownership of the notes and the shares of common stock underlying the notes held by this selling securityholder.

(5)

The selling securityholder has identified itself as an affiliate of a broker-dealer. Such selling securityholder has informed us that: (1) such selling securityholder purchased its notes in the ordinary course of business, and (2) at the time that the notes were purchased, the selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the notes.

(6)

Ellington Management Group, LLC is the investment adviser of the selling securityholder. Michael Vranos, as principal of Ellington Management Group, LLC, has investment control over the notes and voting and investment control over the shares of common stock underlying the notes held by this selling securityholder. Mr. Vranos disclaims beneficial ownership of the notes and the shares of common stock underlying the notes held by this selling securityholder, except to the extent of any indirect ownership interest he may have in such securities through his economic participation in the selling securityholder.

Investing in the notes and our common stock issuable upon conversion of the notes involves risks that are described in the “Risk Factors” section of the accompanying prospectus beginning on page 6.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is January 31, 2006.

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